Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President — Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060
For immediate release
Forest City announces private transactions
with certain senior note holders for new Convertible Preferred Equity
CLEVELAND, Ohio – March 4, 2010 – Forest City Enterprises, Inc. [NYSE: FCE.A and FCE.B] today announced that it has entered into separate, privately negotiated exchange agreements with certain holders of three separate series of the Company’s senior notes due in 2011, 2015 and 2017. Under the terms of the agreements, these holders have agreed to exchange their notes for a new issue of Series A Cumulative Perpetual Convertible Preferred Stock (the “Convertible Preferred Stock”).
A total of $170.0 million of Convertible Preferred Stock was exchanged for $178.7 million aggregate principal amount of notes, or approximately 32.2 percent of the $555.1 million total collectively outstanding in the three series of notes. Amounts exchanged in each series are as follows: $51.2 million of 3.625% Puttable Equity-Linked Senior Notes due 2011, $121.7 million of 7.625% Senior Notes due 2015, and $5.8 million of 6.500% Senior Notes due 2017, which were exchanged for $50.7 million, $114.4 million and $4.9 million of Convertible Preferred Stock, respectively. In conjunction with the exchange of notes, the Company also issued an additional $50.0 million of Convertible Preferred Stock (the “New Convertible Preferred Stock”) for cash pursuant to separate, privately negotiated purchase agreements.
The Convertible Preferred Stock has an annual dividend rate of 7.0 percent, and an initial conversion price of $15.12, representing a 20 percent premium over the $12.60 closing price of the Company’s Class A common stock on the New York Stock Exchange on March 3, 2010.
The Convertible Preferred Stock and shares of Class A common stock that may be issued upon a conversion of the Convertible Preferred Stock have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Forest City expects to use the net proceeds from the issuance of the New Convertible Preferred Stock to defray costs associated with the exchanges and issuance described above, and costs associated with entering into the equity call hedge transactions described below, as well as for general corporate purposes.
In connection with the exchanges and issuance described above, Forest City entered into equity call hedge transactions with one or more counterparties. The equity call hedge transactions are intended to reduce, subject to a limit, the potential dilution of Forest City’s Class A common stock upon conversion of the Convertible Preferred Stock. The net effect of the equity call hedge transactions, from the Company’s perspective, is to approximate an effective conversion price of $18.27 per share, a 45 percent premium over the $12.60 closing price of the Company’s Class A common stock on the New York Stock Exchange on March 3, 2010. The terms of the Convertible Preferred Stock are not affected by the equity call hedge transactions.
In connection with establishing their initial hedge of these transactions, the counterparties have informed Forest City that they expect to enter into various derivative transactions with respect to Forest City’s Class A common stock concurrent with or shortly after the closing of the exchanges and issuance transactions described above. In addition, the counterparties have informed Forest City that they are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to Forest City’s Class A common stock and/or by purchasing or selling shares of Forest City’s Class A common stock or other of Forest City’s securities in secondary market transactions.
The closing of the exchanges and the issuance described above are expected to occur on March 9, 2010. Shares of the Company’s Class A common stock, into which the Convertible Preferred Stock is convertible, have been reserved for issuance by the Company and listed on the New York Stock Exchange.
No Solicitation
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.